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Technology Corporation


CONTACT:

Timothy Burns / Dr. Michael Alles          John P. Kehoe/Van Negris
Ibis Technology Corporation                Kehoe, White, Savage & Company, Inc.
(508) 777-4247                             (212) 888-1616



FOR IMMEDIATE RELEASE
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                 IBIS TECHNOLOGY CORPORATION AWARDED $400,000
                    IN SIMOX-SOI GOVERNMENT R&D CONTRACTS

DANVERS, MA -- MAY 28, 1997 --Ibis Technology Corporation (NASDAQ:IBIS), the leading supplier of SIMOX-SOI (Separation by Implantation of Oxygen/Silicon-on-Insulator) wafers to the semiconductor manufacturers, today announced that it has been awarded four research and development contracts, totaling $400,000, by various government agencies including the National Aeronautical and Space Administration (NASA), the U.S. Air Force and the Defense Special Weapons Agency.

These contracts, most of which are anticipated to be completed during 1997, will focus on leakage reduction in SIMOX-SOI wafers with thinner buried oxide layers, non-destructive testing of SIMOX-SOI wafers for certain quality parameters and radiation hardened testing of specially processed SIMOX-SOI substrates.

Dr. Geoffrey Ryding, President and Chief Executive Officer of Ibis Technology Corporation, commented: "We believe that these new R&D program awards continue to affirm Ibis' position as a leader in developing state of the art SIMOX-SOI technology. The development of non-destructive methods for process monitoring and product characterization, along with improved screening methods and process optimization, will provide additional tools and methodologies that will enhance our ability to provide consistent, high quality SIMOX-SOI products to our customers in commercial and defense sectors."

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on bulk silicon or epitaxial wafers. The Company produces SIMOX-SOI wafers on advanced proprietary Ibis 1000 oxygen implantation equipment, utilizing proprietary processing technologies which the Company believes will enable it to produce SIMOX-SOI wafers for demanding high volume commercial applications.

NOTE: Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site on the Internet located at http://www.ibis. com.




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     IBIS TECHNOLOGY CORPORATION 32A Cherry Hill Drive Danvers, MA 01923
         Telephone (508) 777-4247 or (508) 777-IBIS  Fax (508) 777-6570